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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)


        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                            (AMENDMENT NO.     )(1)
                                      ----

                          APACHE MEDICAL SYSTEMS, INC.
                               2211 Sanders Road
                           Northbrook, Illinois 60062
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                                (Name of Issuer)




                                  Common Stock
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                         (Title of Class of Securities)




                                   03746E102
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                                 (CUSIP Number)




                                    6/26/96
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            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


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        (1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO.   03746E102                   13G            PAGE   2   OF   3   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            MedPartners, Inc. (1)
            3000 Galleria Tower, Suite 1000
            Birmingham, Alabama 35244

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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
             N/A

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware Corporation Headquartered in Birmingham, Alabama

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                       (5)     SOLE VOTING POWER
  NUMBER OF                      876,602(2)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       N/A
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                     876,602(2)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                 N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            876,602
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

            N/A                                                       [   ]
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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.06%
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 (12)     TYPE OF REPORTING PERSON*

            CO - Filed pursuant to Rule 13d-1(c)
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) The ownership of shares being reported herein are held in the name of Caremark, Inc., a California corporation and a wholly-owned subsidiary of Caremark International, Inc., a Delaware corporation, which is a wholly-owned subsidiary of MedPartners, Inc.

(2) The total includes 144,333 shares issuable upon the exercise of fully vested warrants. The warrants became fully exercisable as follows:
         119,881 shares as of February 23, 1995 at $1.43; 24,452 shares as of August 17, 1995 at $8.18.
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     (b)  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     May 18, 1998


                                         /s/ J. Brooke Johnston, Jr., Esq.
                                   ---------------------------------------------
                                             J. Brooke Johnston, Jr., Esq.
                                               Senior Vice President and
                                                    General Counsel